                                                                               .
                                                                               .
                                                                               .

                              SPECIFICATIONS PAGE

TYPE OF CERTIFICATE:  [Individual Retirement Annuity]  CERTIFICATE DATE:  [1/1/2010]
PAYMENT:                                [$100,000.00]  CERTIFICATE        [000000005]
                                                       NUMBER:
OWNER:                                [JOHN X. SMITH]  GOVERNING LAW:             NY
ANNUITANT:                            [JOHN X. SMITH]  ANNUITANT'S AGE           [55]
CO-ANNUITANT:                            [MARY SMITH]  CO-ANNUITANT'S            [53]
                                                       AGE

PLAN     [Guaranteed Income for Life Select Rollover Variable Annuity]

                                FEES AND CHARGES

CERTIFICATE ASSET FEE                [0.60%]
LIFETIME INCOME BENEFIT FEE          [0.50%]
MAXIMUM LIFETIME INCOME BENEFIT FEE  [0.65%]

                            LIFETIME INCOME BENEFIT

MINIMUM HOLDING PERIOD EXPIRATION    [1/1/2015]

LIFETIME INCOME AGE AND PERCENTAGE:  Age of the younger of the          Lifetime   Income   Percentage
                                     Annuitant or co-Annuitant at       equals:
                                     Certificate Anniversary
                                     prior to first withdrawal on
                                     or after the Lifetime Income
                                     Date:



     SINGLE LIFETIME INCOME         [58 1/2  - 63]                     [4.0%]
                                    [64 and over]                       [5.0%]

     SPOUSAL LIFETIME INCOME        [64 and over]                       [4.5%]
BENEFIT BASE PERCENTAGE             [100%]
TRANSFERRED BENEFIT BASE            [$125,000]
MAXIMUM BENEFIT BASE                [$5,000,000]
BENEFIT ENHANCEMENT PERCENTAGE      [3%]

SP.VEN200.10-CERT-ROTH-NY


                                      S.1

                         LIMITS - PAYMENTS & TRANSFERS

ROTH IRA PAYMENT LIMITS  (a)  Except in the case of a "qualified rollover contribution," a "recharacterization" (defined in
                              (f) below), or a nontaxable transfer from another Roth IRA, no premium or Payment otherwise permitted under the Certificate (referred to herein as a "Payment") will be accepted unless it is in cash and the total of such payments to all the Owner's Roth IRAs for a taxable year does not exceed the lesser of the Applicable Amount (as defined in paragraph (b) below) or the Owner's compensation for that taxable year. The Payment described in the preceding sentence is hereinafter referred to as a "regular Payment". However, notwithstanding the dollar limits on contributions, an individual may make a repayment of a qualified reservist distribution described in Code section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later. A "qualified rollover contribution" is a rollover contribution of a distribution from an IRA that meets the requirements of IRC Section 408(d)(3), except the one-rollover-per-year rule of IRC section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). For taxable years beginning after 2005, a qualified rollover contribution includes a rollover from a designated Roth account described in Code section 402A; and for taxable years beginning after 2007, a qualified rollover contribution also includes a rollover from an eligible retirement plan described in Code section 402(c)(8)(B). Payments may be limited under paragraphs (c) through (e) below.

                         (b) Unless otherwise provided under applicable federal tax law, the Applicable Amount is determined under (i) or (ii) below:

                              (i)  If the Owner is under age 50, the
                                   Applicable Amount is $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 219(b)(5)(D). Such adjustments will be in multiples of $500.

                              (ii) If the Owner is 50 or older, the
                                   Applicable Amount under paragraph (i) above is increased by $500 for any taxable year beginning in 2002 through 2005 and by $1,000 for any taxable year beginning in 2006 and years thereafter.

                              (iii) If the Owner was a participant in a
                                   Code section 401(k) plan of a certain
                                   employer in bankruptcy described in Code
                                   section 219(b)(5)(C), then the applicable amount under paragraph (i) above is increased by $3,000 for taxable years beginning after 2006 and before 2010 only. An Owner who makes contributions under this paragraph (iii) may not also make contributions under paragraph
                                   (ii).

                         (c) If (i) and/or (ii) below apply, the maximum regular Payment that can be made to all of the Owner's Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii).

                              (i)  The maximum regular Payment limit is
                                   gradually reduced to $0 between certain
                                   levels of modified adjusted gross income
                                   ("modified AGI," as defined in (g) below).
                                   For an Owner who is single or is a head of household, the maximum annual regular Payment is phased out between modified AGI of $95,000 and $110,000; for an Owner who is married filing a joint return or is a qualifying widow(er), between modified AGI of $150,000 and $160,000; and for an Owner who is married filing a separate return, between modified AGI of $0 and $10,000. If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular Payment determined for that taxable year is rounded up to the next

                                      S.2
                                   multiple of $10 and is not reduced below
                                   $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 408A(c)(3). Such adjustments will be in multiples of $1,000.

                              (ii) If the Owner makes regular Payments to
                                   both Roth and nonRoth IRAs for a taxable year, the maximum regular Payment that can be made to all the Owner's Roth IRAs for that taxable year is reduced by the regular Payments made to the Owner's nonRoth IRAs for the taxable year.

                         (d) A rollover from an eligible retirement plan other than a Roth IRA or a designated Roth Account cannot be made to this IRA if, for the year the amount is distributed from the other plan, (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000, or (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for the taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year. For taxable years beginning after 2009, the limits in this paragraph (d) do not apply to qualified rollover contributions.

                         (e)  No Payment will be accepted under a SIMPLE
                              IRA plan established by any employer pursuant to IRC Section 408(p). Also, no transfer or rollover of funds attributable to Payments made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

                         (f) A regular Payment to a nonRoth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the federal income tax regulations as a regular Payment to this IRA, subject to the limits in (c) above.

                         (g)  For purposes of (c) and (d) above, an
                              individual's modified AGI for a taxable year is defined in IRC Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a "conversion").

                         For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in IRC Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, IRC Section 401(c)(2) shall be applied as if the term trade or business for purposes of IRC Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under IRC Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of IRC Section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a nonRoth IRA.

                                      S.3

TRANSFER CHARGES AND     We limit the number of transfers you may make among
LIMITATIONS - BEFORE     each Variable Investment Option to two per calendar
MATURITY DATE            month. We do not impose a charge for the first 12
                         transfers in a Contract Year. For each additional transfer during a Contract Year, we may assess a charge not to exceed the lesser of $25 or 2% of the amount of each transfer.

                         You may transfer to a Money Market Investment Option even if you have reached the two-transfer-per-month limit if you transfer 100% of the value of all Variable Investment Options to the Money Market Investment Option. If such a transfer is made, you may not make any subsequent transfers from the Money Market Investment Option for 30 days after the transfer.

                         You must transfer at least $300 or, if less, the entire amount in the Investment Option each time you make a transfer. If, after the transfer, the amount remaining in the Investment Option from which the transfer is made is less than $100, then we will transfer the entire amount instead of the requested amount.

TRANSFER LIMITATIONS -   Once Annuity Payments have begun, you may not make
ON OR AFTER MATURITY     transfers from a Fixed Annuity option to a Variable
DATE                     Annuity option or from a Variable Annuity option to a
                         Fixed Annuity option.

                         Once Variable Annuity payments begin, you may transfer all or part of the investment on which the payments are based from one Investment Option to another. We may limit the maximum number of transfers you may make per Contract Year to 4. In addition, the transfer privilege may be deferred at any time we are unable to purchase or redeem shares of a Portfolio.

                                      S.4

                       INITIAL ALLOCATION OF NET PAYMENT
                     (SEE BELOW FOR ALL AVAILABLE OPTIONS)

VARIABLE INVESTMENT OPTIONS:

[LIFESTYLE BALANCED]             [100.00%]

TOTAL                            100.00%


                          AVAILABLE INVESTMENT OPTIONS

VARIABLE ACCOUNT: [JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK SEPARATE
     ACCOUNT A]

VARIABLE INVESTMENT OPTIONS:

     [LIFESTYLE PORTFOLIOS:
          Growth
          Balanced
          Moderate
          Conservative

     CORE PORTFOLIOS:
          Diversified Growth & Income
          Global Diversification
          Fundamental Holdings

     Ultra Short Term Bond]

SP.VEN200.10-CERT-ROTH-NY


                                      S.5

                                ANNUITY BENEFITS

MATURITY DATE:              [1/1/2050]

ANNUITY COMMENCEMENT DATE:  [1/1/2045]

ANNUITY OPTION:             [Life 5-Year Certain]

                              [The guarantee period for the Annuity Option may be reduced to comply with the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations, except as otherwise provided by applicable federal tax law.]

ANNUITY PAYMENTS - GENERAL  The rates for Annuity Payments are determined based
INFORMATION                 on:

                              - Mortality Table: Annuity 2000 Table projected
                                from 2000 to date of annuitization at Scale G

                              - Fixed Annuity Payment Interest Rate: 3% interest
                                per year

                              - Variable Annuity Payment Assumed Interest Rate:
                                3.00%

                         The amount of each Annuity Payment will depend upon the sex and age of the Annuitant, the co-Annuitant, if any, or other payee.


                            BENEFICIARY INFORMATION

[Mary Smith]

                                   DISCLOSURE

PURSUANT TO SECTION 3 OF THE FEDERAL DEFENSE OF MARRIAGE ACT ("DOMA"), SAME-SEX MARRIAGES CURRENTLY ARE NOT RECOGNIZED FOR PURPOSES OF FEDERAL LAW. THEREFORE, THE FAVORABLE INCOME-DEFERRAL OPTIONS AFFORDED BY FEDERAL TAX LAW TO AN OPPOSITE-SEX SPOUSE UNDER INTERNAL REVENUE CODE SECTIONS 72(s) AND 401(a)(9) ARE CURRENTLY NOT AVAILABLE TO A SAME-SEX SPOUSE. SAME-SEX SPOUSES WHO OWN OR ARE CONSIDERING THE PURCHASE OF ANNUITY PRODUCTS THAT PROVIDE BENEFITS BASED UPON STATUS AS A SPOUSE SHOULD CONSULT A TAX ADVISOR. TO THE EXTENT THAT AN ANNUITY CONTRACT OR CERTIFICATE ACCORDS TO SPOUSES OTHER RIGHTS OR BENEFITS THAT ARE NOT AFFECTED BY DOMA, SAME-SEX SPOUSES REMAIN ENTITLED TO SUCH RIGHTS OR BENEFITS TO THE SAME EXTENT AS ANY ANNUITY HOLDER'S SPOUSE.

THIS PLAN IS INTENDED TO QUALIFY UNDER THE INTERNAL REVENUE CODE FOR TAX-FAVORED STATUS. LANGUAGE CONTAINED IN THIS CERTIFICATE REFERRING TO FEDERAL TAX STATUS OR RULES IS INFORMATIONAL AND INSTRUCTIONAL AND THIS LANGUAGE IS NOT SUBJECT TO APPROVAL OR DISAPPROVAL BY THE STATE IN WHICH THE CERTIFICATE IS ISSUED FOR DELIVERY. PLEASE SEEK THE ADVICE OF YOUR OWN TAX ADVISOR REGARDING YOUR INDIVIDUAL TAX TREATMENT.

                                      S.6